Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-165065) of Anheuser-Busch InBev SA/NV of our report dated September 6, 2011, relating to the financial statements of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan as of and for the year ending March 31, 2011, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

June 25, 2012